RESIGNATION AND RESTRICTIVE COVENANTS AGREEMENT

THIS RESIGNATION AND RESTRICTIVE COVENANTS AGREEMENT (this “Agreement”) is dated as of  December 4, 2006, and is entered into by and between William C. Adair (“Executive”), Direct General Corporation, a Tennessee corporation (the “Company”), and Elara Holdings, Inc., a Delaware corporation (“Holdco” or "Parent").

RECITALS

WHEREAS, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Holdco, and Elara Merger Corporation, a Tennessee corporation, and a wholly-owned subsidiary of Holdco ("Merger Sub"), Merger Sub will be merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Holdco (the "Merger");

WHEREAS, as of the date hereof, Executive is employed as the Chief Executive Officer ("CEO") of the Company and is subject to an Executive Employment Agreement with the Company, dated July 21, 2003 (the "Employment Agreement"), which provides for that certain severance payment as described therein and subject to the terms and conditions set forth therein;

WHEREAS, in connection with, and upon the consummation of, the Merger, Executive will receive substantial consideration in exchange for the sale of his interest in the Company;

WHEREAS, the parties hereto desire that effective as of and contingent upon the consummation of the Merger, Executive shall cease being an employee and officer of the Company in all respects, including as Chief Executive Officer; and

WHEREAS, the parties hereto desire Executive to continue to serve as a member of the Board of Directors of the Company from and following the consummation of the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound hereby, agree as follows:

1.  Resignation; Continued Service on Board of Directors.

Executive hereby resigns as CEO and Chairman of the Board of Directors of the Company (the "Board") effective as of, and contingent upon, the consummation of the Merger and agrees that at such time he shall no longer be an employee or officer of the Company in any capacity. Executive hereby further agrees to continue to serve as a director on the Board and shall remain a director of the Company from and following the consummation of the Merger subject to removal or renomination and reelection in accordance with the Company's charter and bylaws.

2.  Waiver of Change of Control Severance.

Executive hereby knowingly and voluntarily agrees to waive any and all rights that he may have to any and all amounts provided under Section 3.3(i) of the Employment Agreement as a result of or in connection with the Merger and to release the Company, Parent, Holdco and/or any of their respective affiliates from any and all claims he may have thereto; provided, however, that such waiver and release shall be contingent upon the consummation of the Merger, and shall have no effect unless and until such consummation occurs. For the avoidance of all doubt, the specific provision of the Employment Agreement being waived pursuant to this Section 2 of this Agreement is as follows:

(i) in the event Executive's employment is terminated in connection with a Change of Control, the Company shall make an additional payment of a lump sum amount equal to (a) three times his annual salary as in effect at the time plus (b) three times the highest amount of his bonus paid to Executive within the three years preceding such termination.

For the purposes of this Agreement, the parties acknowledge and agree that absent the waiver contemplated by this Section 2, the severance amounts contemplated under Section 3.3(i) of the Employment Agreement would become due and payable as a result of the Merger. The parties intend and hereby agree that this Section 2 shall amend the Employment Agreement to delete Section 3.3(i) set forth above and to remove any and all amounts payable thereunder from the calculation under Section 3.3 of the Employment Agreement of the "Aggregate Payment" and the "Excise Tax," as each is defined in Section 3.3 of the Employment Agreement. Except as described herein, this amendment is not intended to have, and shall not be deemed to have, any effect on any of the remaining sections of the Employment Agreement.

3.  Severance Benefit

The parties expressly acknowledge and agree that effective as of, and contingent upon, the consummation of the Merger, Executive's resignation pursuant to the terms and conditions set forth in this Agreement, including Executive's agreement to waive any entitlement to Section 3.3(i) of the Employment Agreement, and Executive's execution and non-revocation of a binding general waiver and release of claims, as required by the Employment Agreement, Executive shall be entitled to receive the payments and benefits set forth in Section 3.3 of the Employment Agreement, provided, however, that the Company and Executive expressly acknowledge and agree that, notwithstanding anything to the contrary in the Employment Agreement, Executive's coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986 ("COBRA") shall be limited to the extent such coverage is required under and shall be governed solely by that statute.

In addition to the severance benefits set forth in Section 3.3 of the Employment Agreement, as amended herein, Executive also may be entitled to certain additional benefits. Specifically, effective as of, and contingent upon, the consummation of the Merger, Executive's resignation pursuant to the terms and conditions set forth in this Agreement, and Executive's execution and non-revocation of a binding general waiver and release of claims, Executive shall be entitled to retain as his own property at no cost to him the following items of property currently being provided by the Company for use by Executive, provided that Executive shall be responsible for any and all taxes associated with his retention of such property:

(a)	any and all cellular telephones and corresponding cellular telephone numbers;

(b)	the 2004 Cadillac Deville DTS having the vehicle identification number of 1G6KF57974U252709; and

(c)	the 2006 Ford F150 truck having the vehicle identification number of 1FTPW14V76KD42728.

4.  Exclusive Services, Non-Solicitation and Non-Disclosure of Confidential Information

(a)  Executive agrees that from the date his employment terminates and continuing for a period of five (5) consecutive years, Executive shall not, either directly or indirectly, make known to any person, firm, corporation or other legal entity the names or addresses of any of the prospective (to Executive’s knowledge) or current customers, clients, insureds, insurers, reinsurers, brokers, lenders, suppliers, service providers, employees, agents, representatives, and/or shareholders of the Company or any of its affiliates (hereinafter collectively referred to as “Business Contacts”) or any other information pertaining to them. Executive further agrees that, for a period of five (5) years immediately following the date Executive’s employment with the Company terminates, Executive shall not, either directly or indirectly, solicit (to the extent that such solicitation in any way relates to or arises out of the provision — whether proposed or actual or otherwise — of products and/or services similar in kind or purpose to those provided or expected to be provided by the Company and/or any of its affiliates), divert, take away, or attempt to solicit, divert, or take away any prospective (to Executive’s knowledge) or current Business Contacts or any persons or legal entities that were prospective (to Executive’s knowledge) or current Business Contacts at any point during Executive’s term of employment with the Company, either for Executive or for any other person, firm, corporation, or other legal entity. Nor shall Executive during the same period contact or attempt to contact any prospective (to Executive’s knowledge) or current Business Contacts for any reason in any way relating to or arising out of the provision (whether proposed or actual or otherwise) of products and/or services similar in kind or purpose to those provided or expected to be provided by the Company and/or any of its affiliates, other than ordinary course contact by Executive as a consumer.

(b)  Executive agrees that for a period of five (5) consecutive years from the date Executive's employment with the Company terminates, Executive shall not disrupt, damage, impair or interfere with the business of the Company and/or any of its affiliates, whether by way of interfering with or raiding their employees, disrupting their relationships with any prospective (to Executive’s knowledge) or current Business Contacts, or otherwise. Nor shall Executive during the same period either directly or indirectly solicit, induce, recruit, or encourage to leave the employment of the Company and/or any of its affiliates for any reason and/or to perform work for a competitor of the Company and/or any of its affiliates (as an employee, independent contractor, or otherwise) (such conduct is collectively referred to as “solicitation”) any person who is then employed by the Company and/or any of its affiliates or who left the employ of the Company and/or any of its affiliates less than one (1) year prior to the solicitation.

(c)  Executive agrees that for a period of five (5) consecutive years from the date his employment with the Company terminates, he will not in any city, town, county, parish or other municipality in any state of the United States or any other place in the world that is indirectly or directly affected or reached by the activities or services rendered by Executive on behalf of the Company at any time during Executive's employment with the Company: (i) engage in a directly or indirectly competing business for Executive’s own account; (ii) enter the employ of, or render any consulting or any other services to, any entity that competes directly or indirectly with the Company and/or any of its affiliates; or (iii) become interested in any such entity in any capacity, including, without limitation, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; provided, however, that Executive may own, directly or indirectly, solely as a passive investment, securities of any entity traded on any national securities exchange if Executive is not a controlling person of, or a member of a group which controls, such entity and does not, directly or indirectly, own 5% or more of any class of securities of such entity.

(d)  Executive acknowledges that, in his employment with the Company, he has occupied a position of trust and confidence with the Company and/or its affiliates and has received training that has enhanced his skill and experience. Executive agrees that he shall not without limitation in time or until such information shall have become public other than by Executive’s unauthorized disclosure, use, disclose or disseminate any trade secrets, confidential information or any other information of a secret, proprietary, confidential or generally undisclosed nature (hereinafter collectively referred to as “Confidential Information”) relating to the Company and/or any of its affiliates, or their respective businesses, contracts, projects, proposed projects, revenues, costs, operations, methods or procedures. Executive acknowledges that said information is specialized, unique in nature and of great value to the Company and/or its affiliates, and that such information gives the Company and/or its affiliates a competitive advantage in their businesses.

(e)  Executive agrees that following the termination of his employment with the Company, he will not at any time, without the prior written consent of the Company, communicate to any person, any trade secrets, confidential information or any other information of a secret, proprietary, confidential or generally undisclosed nature relating to the Company and/or its affiliates and/or their businesses, or any other information referred to in subsection (d) of this Section, obtained by Executive during Executive’s employment by the Company that is not generally available public knowledge (other than by acts or omissions by Executive).

(f)  Executive acknowledges and agrees that (i) the trade secrets and confidential and related information referred to in this Agreement and (ii) the relationships with the Business Contacts referenced in this Agreement each are of substantial value to the Company and/or its affiliates and that a breach of any of the terms and conditions of this Agreement relating to those subjects would cause irreparable harm to the Company and/or its affiliates, for which the Company and/or its affiliates would have no adequate remedy at law. Therefore, in addition to any other remedies that may be available to the Company and/or any of its affiliates under this Agreement or otherwise, the Company and/or its affiliates shall be entitled to obtain temporary restraining orders, preliminary and permanent injunctions and/or other equitable relief to specifically enforce Executive’s duties and obligations under this Agreement, or to enjoin any breach of this Agreement, without the need to post a bond or other security and without the need to demonstrate special damages. Furthermore, Executive agrees that any damages suffered by the Company and/or its affiliates as a result of Executive’s breach of Executive’s duties and obligations under this Agreement shall entitle the Company and/or its affiliates to offset such damages against any payments to be made pursuant to this Agreement or his Employment Agreement, to the extent permitted by applicable law.

(g)  Executive and the Company intend that if any portion of the restrictions set forth in this Section 4 should, for any reason whatsoever, be declared invalid by an arbitrator or a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected, and Executive declares that in light of his knowledge of the Company and his position of trust and confidence as a founder and principal stockholder of the Company who, pursuant to the Merger will receive substantial consideration in exchange for the sale of his interest in the Company, the territorial and time limitations set forth in this Section 4 are reasonable and properly required for the adequate protection of the business of the Company and/or its affiliates. In the event that any such territorial or time limitation is deemed to be unreasonable by an arbitrator or a court of competent jurisdiction, Executive agrees to the reduction of the subject territorial or time limitation to the area or period which such arbitrator or court shall have deemed reasonable.

(h)  All of the provisions of this Section 4 are in addition to any other written agreements on the subjects covered herein that Executive may have with the Company and/or any of its affiliates, and are not meant to and do not excuse any additional obligations that Executive may have under such agreements.

5.  Return of Company Property

Executive agrees, upon the termination of his employment with the Company, to return all physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files and any and all other materials including, without limitation, computerized and/or electronic information that refers, relates or otherwise pertains to the Company and/or its affiliates, and any and all business dealings of said persons and entities. In addition, Executive shall return to the Company all property or equipment that Executive has been issued during the course of Executive’s employment or which Executive otherwise currently possesses, including, but not limited to, any computers, cellular phones, BlackBerries, PDAs, and/or pagers. Executive shall immediately deliver to the Company any such physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files, materials, property and equipment that are in Executive’s possession. Executive acknowledges that Executive is not authorized to retain any physical, computerized, electronic or other types of copies of any such physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files or materials, and is not authorized to retain any other property or equipment of the Company and/or its affiliates. Executive further agrees that Executive will immediately forward to the Company any business information regarding the Company and/or any of its affiliates that has been or is inadvertently directed to Executive following Executive’s last day of employment with the Company. The provisions of this Section are in addition to any other written agreements on this subject that Executive may have with the Company and/or any of its affiliates, and are not meant to and do not excuse any additional obligations that Executive may have under such agreements.

6.  Cooperation in Third-Party Disputes

At all times after Executive's employment with the Company has terminated, Executive shall cooperate with the Company and/or its affiliates and each of their respective attorneys or other legal representatives (collectively referred to as “Attorneys”) in connection with any claim, litigation, or judicial or arbitral proceeding which is now pending or may hereinafter be brought or threatened against the Company and/or any of its affiliates by any third party. Executive’s duty of cooperation shall include, but shall not be limited to, (a) meeting with the Company’s and/or its affiliates’ Attorneys by telephone or in person at mutually convenient times and places in order to state truthfully Executive’s knowledge of the matters at issue and recollection of events; (b) appearing at the Company’s and/or its affiliates’ and/or their Attorneys’ request (and, to the extent possible, at a time convenient to Executive that does not conflict with the needs or requirements of Executive’s then-current employer) as a witness at depositions, trials or other proceedings, without the necessity of a subpoena, in order to state truthfully Executive’s knowledge of the matters at issue; and (c) signing at the Company’s and/or its affiliates’ and/or their Attorneys’ request declarations or affidavits that truthfully state the matters of which Executive has knowledge. The Company shall promptly reimburse Executive for Executive’s actual and reasonable travel or other out-of-pocket expenses that Executive may incur in cooperating with the Company and/or its affiliates and/or their Attorneys pursuant to this Section. The provisions of this Section are in addition to any other written agreements on this subject that Executive may have with the Company and/or its affiliates, and are not meant to and do not excuse any additional obligations that Executive may have under such agreements.

7.  Non-Disparagement of the Company

Executive agrees that at all times following the termination of his employment, he will not make, directly or indirectly, any public or private statements, gestures, signs, signals or other verbal or nonverbal, direct or indirect communications that are or could be harmful to or reflect negatively on the Company and/or any of its affiliates and/or their businesses, or that are otherwise disparaging of the Company and/or any of its affiliates and/or their businesses, or any of their past, present or future officers, directors, employees, advisors, agents, policies, procedures, practices, decision-making, conduct, professionalism or compliance with standards. The provisions of this Section are in addition to any other written agreements on this subject that Executive may have with the Company and/or any of its affiliates, and are not meant to and do not excuse any additional obligations that Executive may have under such agreements.

8.  Invalid Provision

The parties understand and agree that if any provision of this Agreement shall, for any reason, be adjudged by any court or arbitrator of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair, or invalidate the remainder of this Agreement, but shall be confined in its operation to the provision of this Agreement directly involved in the controversy in which such judgment shall have been rendered.

9.  Governing Law

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Tennessee, without regard to its conflict of laws rules.

10.  Headings

Titles or captions of Sections contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions hereof.

11.  Interpretation

Executive understands that this Agreement is deemed to have been drafted jointly by the parties. Any uncertainty or ambiguity shall not be construed for or against any party based on attribution of drafting to any party.

12.  Notice

Any and all notice given hereunder shall be in writing and shall be deemed to have been duly given when received, if personally delivered; when transmitted, if transmitted by telecopy, or electronic or digital transmission method, upon receipt of telephonic or electronic confirmation; the day after the notice is sent, if sent for next day delivery to a domestic address using a generally recognized overnight delivery service (e.g., FedEx); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice will be sent as follows:

If to the Company: Direct General Corporation
1281 Murfreesboro Road
Nashville, Tennessee 37217
Attention: [•]
Fax Number: [•]

with a copy to: Elara Holdings, Inc.
c/o Fremont Partners III, L.P.
199 Fremont Street
San Francisco, CA 94105
Attention: Kevin Baker, Esq.
Fax Number: (415) 284-8191

If to Executive: William C. Adair

                        [Address]
                                                                [City/State/Zip code]
                                                                Telephone: [•]
                                                                Facsimile: [•]

Any party may change its address and/or facsimile number for notice purposes by duly giving notice to the other party pursuant to this Section.

13.  Waiver

Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

14.  Counterparts

This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The parties may execute more than one copy of this Agreement, each of which copies shall constitute an original. A facsimile signature shall be deemed to be the same as an original signature.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto executed this Agreement on the day and year first written above.

WILLIAM C. ADAIR

/s/ William C. Adair
                                        William C. Adair

DIRECT GENERAL CORPORATION

By: /s/ Tammy R. Adair

Its: President

ELARA HOLDINGS, INC.

By: /s/ David Lorsch

Its: Vice President, Secretary and Treasurer